Exhibit 99.4

Privileged & Confidential

Subject to Confidentiality Agreements

Subject to FRE 408

Draft

ENERGY FUTURE HOLDINGS CORP.

Key Terms of Restructuring of EFH and its Subsidiaries

October 30, 2013

This term sheet (this “Term Sheet”) describes certain terms of a proposed restructuring (the “Restructuring”) of claims and interests against Energy Future Holdings Corp. (“EFH”), Energy Future Intermediate Holding Company LLC (“EFIH”), Energy Future Competitive Holdings Company LLC (“EFCH”), Texas Competitive Electric Holdings Company LLC (“TCEH”) and certain of TCEH’s subsidiaries (the “Subsidiary Guarantors,” and together with EFCH and TCEH, the “TCEH Debtors,” and together with EFH and EFIH, the “Company”).

This Term Sheet does not describe all of the material terms of a Restructuring. Nothing herein shall be deemed an admission of any kind. This Term Sheet, and all negotiations relating hereto, are subject to Federal Rule of Evidence 408 and any applicable state rules of evidence and shall not be discoverable or admissible into evidence in any case or proceeding. This Term Sheet is not an offer with respect to any securities or solicitation of acceptances of a chapter 11 plan pursuant to section 1125 of the Bankruptcy Code. This Term Sheet shall not be construed as (i) an offer capable of acceptance, (ii) a binding agreement of any kind, (iii) a commitment to enter into, or offer to enter into, any financing or other agreement, or (iv) an agreement to support any chapter 11 plan or disclosure statement or to consummate any transactions otherwise described herein. The transactions described herein are subject in all respects to, among other things, ongoing diligence, and definitive documentation.

As provided below, among other conditions, this Term Sheet assumes that EFH, EFIH and the TCEH Debtors commence chapter 11 cases on or before the date on which certain interest payments are due to holders of certain TCEH Junior Claims (as defined below), after giving effect to any applicable grace periods. To the extent such interest payments are made from funds of the TCEH Debtors, the TCEH First Lien Creditors who have delivered this Term Sheet will not support a restructuring in which they receive interests in EFH (including EFH Common Stock (as defined below)) on account of any portion of their claims against the TCEH Debtors.

TCEH First Lien Creditors	Each holder (collectively, the “TCEH First Lien Creditors”) of a senior secured first lien claim against the TCEH Debtors would receive, in full and final satisfaction of its claim, its pro rata share of: (i) $6.0 billion of new senior secured first lien debt of the reorganized TCEH Debtors on market terms that are acceptable to the TCEH First Lien Creditors (or at the TCEH First Lien Creditors’ election, the equivalent amount in cash from the issuance of such new debt to third parties); (ii) $2 billion of new pay-in-kind debt of the reorganized TCEH Debtors; (iii) 100% of the common equity interests in reorganized EFH (the “EFH Common Stock”) (subject to dilution only on account of an agreed upon management equity incentive plan); and (iv) on account of its deficiency claims (together with the deficiency claims of all other TCEH First Lien Creditors, the “TCEH First Lien Creditor Deficiency Claim”), to the extent not otherwise waived in the manner described below, its pro rata share of any value attributable to any unencumbered assets of the TCEH Debtors (if any).

TCEH Junior Creditors	If all classes of creditors holding junior liens or unsecured claims against the TCEH Debtors (such claims, the “TCEH Junior Claims” and the creditors, the “TCEH Junior Creditors”) vote in sufficient numbers and amounts to accept a chapter 11 plan of reorganization proposed by the TCEH Debtors that is consistent with the Restructuring described herein, the TCEH First Lien Creditors would waive in favor of the TCEH Junior Creditors a portion of the distributions (but not voting rights) in respect of the TCEH First Lien Creditor Deficiency Claim (the amount so waived to be determined by the TCEH First Lien Creditors in their sole discretion), and any related turnover obligation under any applicable intercreditor agreement, and each TCEH Junior Creditor would receive, after payment in full of all allowed administrative expense and priority claims asserted against the TCEH Debtors, in full and final satisfaction of its claim, its pro rata share of (i) any value attributable to any unencumbered assets of the TCEH Debtors (if any) and (ii) such other consideration, if any, as may be agreed to by the TCEH First Lien Creditors. If any class of TCEH Junior Creditors does not accept any such chapter 11 plan, each TCEH Junior Creditor shall only receive its pro rata share of any value attributable to the assets described in clause (i) above, and the TCEH First Lien Creditors shall not waive any portion of the TCEH First Lien Creditor Deficiency Claim and shall fully enforce all turnover obligations under applicable intercreditor agreements.

EFIH First Lien Creditors

Each holder (collectively, the “EFIH First Lien Creditors”) of a first lien secured note issued by EFIH (collectively, the “EFIH First Lien Notes”) would receive, in full and final satisfaction of its claim, its pro rata share of $4,137 million of new first lien senior secured notes (or the equivalent amount in cash from the issuance of new debt to third parties) to be issued by reorganized EFIH on the effective date of the Restructuring (such notes on terms as described below, the “New EFIH First Lien Notes”).

The New EFIH First Lien Notes would include terms and conditions satisfactory to the TCEH First Lien Creditors, including the following:

•    Maturity: 10 years from the effective date of the Restructuring

•    Call Protection: No-call for 4 years from issuance

•    Interest Rate: 5.25%

The net present value of all future payment obligations, costs incurred and payments made (or to be made) by the Company in connection with refinancing the EFIH First Lien Notes, including, without limitation, any cash or non-cash distributions, the issuance of additional New EFIH First Lien Notes, or the inclusion of a higher interest rate than that set forth above, longer no-call period or other noteholder-favorable terms and conditions for such New EFIH First Lien Notes, shall constitute the “All-

In EFIH First Lien Refinancing Costs” and the excess, if any, of the All-In EFIH First Lien Refinancing Costs over $4,137 million shall constitute the “EFIH First Lien Refinancing Costs.” Any EFIH First Lien Refinancing Costs that do not require the Company to make a cash payment in respect of such EFIH First Lien Refinancing Costs on or before the effective date of the Restructuring shall constitute an “EFIH First Lien Non-Cash Refinancing Cost.”

EFIH Second Lien Creditors

Each holder (collectively, the “EFIH Second Lien Creditors”) of a second lien secured note issued by EFIH (collectively, the “EFIH Second Lien Notes”) would receive, in full and final satisfaction of its claim, its pro rata share of (a) $1,200 million in cash (the “EFIH Second Lien Payment”) from the proceeds of the EFH Equity Contribution (as defined below) and (b) $1,213 million of new second lien senior secured notes (or the equivalent amount in cash from the issuance of new debt to third parties) to be issued by reorganized EFIH on the effective date of the Restructuring (such notes on terms as described below, the “New EFIH Second Lien Notes”).

The New EFIH Second Lien Notes would include terms and conditions satisfactory to the TCEH First Lien Creditors, including the following:

•    Maturity: 10 years from the effective date of the Restructuring

•    Call Protection: No-call for 4 years from issuance

•    Interest Rate: 6.50%

The net present value of all future payment obligations, costs incurred and payments made (or to be made) by the Company in connection with refinancing the EFIH Second Lien Notes, including, without limitation, any cash or non-cash distributions, the issuance of additional New EFIH Second Lien Notes, or the inclusion of a higher interest rate than that set forth above, longer no-call period or other noteholder-favorable terms and conditions for such New EFIH Second Lien Notes, shall constitute the “All-In EFIH Second Lien Refinancing Costs” and the excess, if any, of the All-In EFIH Second Lien Refinancing Costs over $2,413 million shall constitute the “EFIH Second Lien Refinancing Costs.” Any EFIH Second Lien Refinancing Costs that do not require the Company to make a cash payment in respect of such EFIH Second Lien Refinancing Costs on or before the effective date of the Restructuring shall constitute an “EFIH Second Lien Non-Cash Refinancing Cost” (and together with the EFIH First Lien Non-Cash Refinancing Cost, the “EFIH Non-Cash Refinancing Costs”).

EFIH Unsecured Creditors	Each holder of an unsecured claim against EFIH (the “EFIH Unsecured Creditors”) would receive, in full and final satisfaction of its claim, its pro rata share of cash in an amount equal to $375 million less the sum of (a) any EFIH Refinancing Costs and (b) any amounts distributed to the EFH Equity Holders (as defined below).

EFH Unsecured Creditors	Each holder of an unsecured claim against EFH (the “EFH Unsecured Creditors”) would receive, in full and final satisfaction of its claim, its pro rata share of $225 million of cash from the proceeds of the EFH Equity Acquisition.

EFH Equity Holders	The holders of existing equity interests in EFH (the “EFH Equity Holders”) would receive [TBD].

Management	The Company shall implement a new management incentive plan upon the effective date of the Restructuring, which plan (together with any existing employee benefit or incentive plans that are assumed pursuant to the Restructuring and with the consent of the TCEH First Lien Creditors) shall include terms and conditions satisfactory to the TCEH First Lien Creditors.

Implementation

The Restructuring would be implemented pursuant to separate chapter 11 plans of reorganization for each of EFH, EFIH and the TCEH Debtors. Consummation of each of the three plans of reorganization would be conditioned upon one another and would occur concurrently. Pursuant to the TCEH plan of reorganization (the “TCEH Plan”), on the effective date of the TCEH Plan, the reorganized TCEH Debtors would incur up to $1.8 billion of first lien senior secured debt, the cash proceeds of which the reorganized TCEH Debtors would transfer to EFH to fund EFH’s plan of reorganization (the “EFH Plan”) and EFIH’s plan of reorganization (the “EFIH Plan”). The TCEH Debtors would in turn receive 100% of the equity interests of reorganized EFH (the “EFH Equity Acquisition”), which the TCEH Debtors would then distribute to TCEH First Lien Creditors pursuant to the TCEH Plan. Consummation of the EFH Equity Acquisition would be conditioned upon, among other things: (1) consummation of the EFIH Plan, pursuant to which reorganized EFH would retain its equity interests in reorganized EFIH in exchange for a new equity contribution from the proceeds of the EFH Equity Acquisition (the “EFIH Equity Contribution”)[1], and which EFIH Plan would be subject to certain conditions (the “EFIH Plan Conditions”) and (2) consummation of the EFH Plan, subject to certain conditions (the “EFH Plan Conditions”).

The EFIH Plan Conditions would include, among others, that reorganized EFIH must have no more than $5.3 billion of total funded debt, which debt shall be on terms satisfactory to the TCEH First Lien Creditors.

The EFH Plan Conditions would include, among others, that reorganized EFH must have no funded debt.

[1]	The EFIH Equity Contribution would equal $1.8 billion less any amounts distributed to EFH Unsecured Creditors and EFH Equity Holders pursuant to the EFH Plan. This amount would be further reduced by an amount equal to any EFIH Non-Cash Refinancing Costs, unless the TCEH First Lien Creditors (in their sole discretion) agree to not reduce the amount of the EFH Equity Acquisition by any EFIH Non-Cash Refinancing Costs.

TCEH/EFIH Pro Forma Capital Structure

Reorganized TCEH (Up to $9.8 billion total debt)

•    Up to $7.8 billion of senior secured first lien cash-pay debt:

•    $6.0 billion issued to the TCEH First Lien Creditors (or at the TCEH First Lien Creditors’ election, the equivalent amount in cash from the issuance of such new debt to third parties); and

•    Up to $1.8 billion issued to third-parties, the cash proceeds of which would fund the EFH Equity Acquisition.

•    $2.0 billion of pay-in-kind debt of the reorganized TCEH Debtors issued to the TCEH First Lien Creditors.

•    The amount and structure of the pro forma reorganized TCEH debt described herein is conditioned upon and assumes the consummation of the transactions associated with the Restructuring.

•    Unless the TCEH First Lien Creditors agree to the contrary, the amount of the EFH Equity Acquisition (and the amount of debt of the reorganized TCEH Debtors incurred to finance the same) would be reduced by an amount equal to any EFIH Non-Cash Refinancing Costs.

Reorganized EFIH ($5.3 billion total debt)

•    The terms of reorganized EFIH’s debt, and the relative proportion of senior and junior debt, will be structured to optimize reorganized EFIH’s capital structure and minimize its interest expense.

Conditions

•    EFH, EFIH and the TCEH Debtors must commence voluntary cases under chapter 11 of the Bankruptcy Code before the next payment of interest is due to holders of certain TCEH Junior Claims, after giving effect to any applicable grace periods.

•    The Restructuring, and all of the transactions described herein and related thereto, must be consummated by no later than June 30, 2014.

Employment Obligations	Employees who are party to employment agreements with the Company shall receive new employment agreements with the Company on terms satisfactory to such employees and the TCEH First Lien Creditors.

Indemnification of Prepetition Directors, Officers, and Managers	Under the Restructuring, consistent with applicable law, all indemnification provisions currently in place for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company, as applicable, shall be reinstated and remain intact and irrevocable and shall survive the effectiveness of the Restructuring.

Director, Officer, Manager, and Employee Tail Coverage	On or before the occurrence of the effective date, the Company shall purchase and maintain directors, officers, managers, and employee liability tail coverage on terms satisfactory to the TCEH First Lien Creditors.

Releases	The EFH Plan, EFIH Plan and TCEH Plan would include standard and customary debtor and third-party releases, subject to any agreed upon carveouts and to the extent permissible under applicable law.

Injunctions	All holders of claims against or interests in the Company that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the effective date, from commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims against or interests in, as applicable, the Company, and its affiliates, equity holders, subsidiaries, officers, directors, managers, employees, and professionals.

Exculpation	As of the effective date, each of the Company and the TCEH First Lien Creditors, and each of their respective affiliates, equity holders, subsidiaries, officers, directors, managers, employees, and professionals (the “Exculpated Parties”) shall be released and exculpated from any cause of action or claim relating to the negotiation, execution or consummation of the Restructuring (except claims relating to an act or omission that is determined in a final order to have constituted actual fraud or gross negligence). The Exculpated Parties shall be deemed to have participated in good faith and in compliance with the applicable laws and shall not be, liable at any time for the violation of any applicable law, rule, or regulation.